Exhibit 10.1 - Form of Change of Control Agreement

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, dated December 12, 2001, is made by and between O'Reilly Automotive, Inc., a Missouri corporation (the "Company"), and [each David O'Reilly, Greg Henslee, Ted F. Wise and Jeff Shaw] (the "Executive").

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 15.

2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect until terminated by the Company; provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than the thirty-sixth (36th) month beyond the month in which such Change in Control occurred.

3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants in Section 4, the Company, under the conditions described herein, shall pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1., no Severance Payments shall be payable under this Agreement unless there shall have been (or, pursuant to the second sentence of Section 6.1., there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive's Covenants. Subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, the Executive shall remain the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5. Compensation Other Than Severance Payments; Equity.

5.1. If the Executive fails to perform the Executive's full-time duties with the Company following a Change in Control as a result of incapacity due to physical or mental illness, during any period when the executive so fails to perform the Company shall pay the Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement (other than the Company's disability plan, as applicable, but including any bonus or incentive plan) maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

5.2. If the Executive's employment shall be terminated for any reason following a Change in Control, the Company shall pay the Base Salary to the Executive through the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3. If the Executive's employment shall be terminated for any reason following a Change in Control, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

5.4. Notwithstanding anything to the contrary contained in any equity plan or arrangement of the Company or any agreement between the Company and the Executive, upon the occurrence of a Change in Control, any outstanding stock option, restricted stock or other equity or equity-based award granted to the Executive shall become immediately vested and exercisable and shall (to the extent applicable) remain outstanding for its full term, notwithstanding any termination of the Executive's employment with the Company.

6. Severance Payments.

6.1. If the Executive's employment is terminated following a Change in Control other than, (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1. ("Severance Payments") and Section 6.2., in addition to any payments and benefits to which the Executive is entitled under Section 5. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control and during the Term by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause during a Potential Change in Control Period, or (ii) the Executive terminates his employment for Good Reason during a Potential Change in Control Period and, in either case, a Change in Control occurs before such Potential Change in Control Period lapses. Except as described in Section 10.1., the Executive shall not be entitled to benefits pursuant to this Section 6.1. unless a Change in Control shall have occurred.

(A)In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay the Executive (i) a lump sum severance payment, in cash, equal to [two times for David O'Reilly, two times for Greg Henslee, two times for Ted F. Wise and one times for Jeff Shaw] the sum of (a) the Base Salary, and (b) any unpaid annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year preceding the year in which the Date of Termination occurs (without giving effect to any event or circumstance constituting Good Reason) and (ii) a prorated portion of the Executive's target bonus compensation for the fiscal year in which the Date of Termination occurs (without giving effect to any event or circumstance constituting Good Reason) calculated by multiplying (A) the target annual bonus by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

(B)For the eighteen (18) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive, and his dependents, life, disability, medical and dental insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive that the cost to the Executive immediately prior to such date or occurrence.

6.2. Gross Up.

(A)    Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(B)    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (''Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross Up Payment is calculated for purposes of this Section 6.2.), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(C)In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the

Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.3. The payments provided in subsection (A), of Section 6.1. and in Section 6.2. shall be made not later than the fifth day following the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 6.2.), provided, however, that in the case of any payment made pursuant to the second sentence of Section 6.1., such payment shall be made not later than the fifth day following the Change in Control; provided further, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company or, in the case of payments under Section 6.2., in accordance with Section 6.2., of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations include, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the code to any payment or benefit provided hereunder. Such payments shall be made with five (5) business days after delivery of the Executive" written requests for payments accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7. Termination Procedures of Compensation During Dispute.

7.1. Notice of Termination. After a Change in Control, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership for the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2. Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3. Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3.), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.4. Compensation During Dispute. If the Date of Termination is extended in accordance with Section 7.3., the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, the Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3. Amounts paid under this Section 7.4. are in addition to all other amounts due under this Agreement (other than those due under Section 5.2.) and shall not be offset against or reduce any other amounts due under this Agreement.

8. No Mitigation. If the Executive's employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6. or Section 7.4. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Executive Obligations.

9.1. For the Term of this Agreement the Executive will not do or say anything that reasonably may be expected to have the effect of diminishing or impairing the goodwill and good reputation of the Company and its officers, directors and products nor will the Executive intentionally disparage or injure the reputation of the Company by making any material negative statements about the Company's methods of doing business, the effectiveness of its business policies and the quality of its products or personnel.

9.2. The Executive agrees to keep the terms of this Agreement in strict confidence, except that the Executive may disclose the terms of this Agreement to family members and professional advisors who understand the confidentiality of such terms.

9.3. The Executive hereby agrees that during the Executive's employment by the Company and for a period of twelve months following termination of the Executive's employment during the Term of this Agreement either (i) by the Company other than for Cause, death or Disability or (ii) by the Executive for Good Reason or after the first anniversary date of the Effective Date for any reason or no reason, the Executive shall not act in any manner or capacity, directly or indirectly, in any individual or representative capacity, whether as principal, agent, partner, officer, director, employee, joint venturer, member of any business entity, consultant, advisor or investor (except that the Executive shall have the right hereunder to own up to 2% of one or more public companies having a class of equity securities registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) or otherwise, in or for any business entity or enterprise which competes with the Company in any geographic area served by the Company at the time of the Executive's termination and engages as its primary line of business in the sale of automotive parts or accessories to retail customers or to commercial auto repair outlets;

9.4. The Executive hereby agrees that during the Executive's employment by the Company and for a period of twelve months following the termination of the Executive's employment, the Executive shall not:

(A)    without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership or company or other entity any Confidential Information which is not generally known by or available to the public or which is considered confidential by persons engaged in the business conducted by the Company.

(B)    without the prior written consent of the Company solicit or hire away any person who is then an employee of the Company and was an employee of the Company at any time after the Effective Date and prior to termination of the Executive's employment.

9.5. The Executive also agrees that upon leaving the Company's employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, business strategies, budgets, projections, nonpublic financial information, manuals, policies or other document of the Company, its subsidiaries, affiliates and divisions.

9.6. If the scope of any restriction contained in Section 9.3. or 9.4. hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceedings brought to enforce such restrictions .

9.7. The Executive acknowledges and agrees that the Company's remedy at law for any breach of the Executive's obligations under this Section 9 (other than Section 9.3.) may be inadequate, and agrees and consents that temporary and/or permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision hereof (other than Section 9.3.), without the necessity of proof of actual damage. In the event of any breach of the provisions of Section 9.3. hereof, as liquidated damages and in lieu of any other damages, payments to or actions by the Company, the Executive shall pay to the Company an amount equal to the product of (i) any lump sum payment made to Executive under this Agreement divided by twelve multiplied by (ii) twelve minus the number of months (including as a whole month any portion thereof) since the Executive's Date of Termination.

10. Successors; Binding Agreement.

10.1. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control and during the Term, except that, for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

10.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate or trust.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

O'Reilly Automotive, Inc.
233 S. Patterson
Springfield, MO 65802

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall not supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company unless and until the Executive's employment with the Company is terminated on or following a Change in Control and during the Term, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7) shall survive such expiration.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes: Arbitration.

15.1. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.

15.2. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Springfield, Missouri in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

16.1. "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

16.2. "Auditor" shall have the meaning set forth in Section 6.2.

16.3. "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

16.4. "Base Salary" shall mean the annual base salary in effect for the Executive immediately prior to a Change in Control, as such salary may be increased from time to time during the Term (in which case such increased amount shall be the Base Salary for purposes hereof), but without giving effect to any reduction thereto.

16.5. "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

16.6 "Board" shall mean the Board of Directors of the Company.

16.7. "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1.) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which results in demonstrable and material monetary harm to the Company or its subsidiaries. No act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. No claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

16.8. A "Change in Control" shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall have occurred:

(A)    any Person other than O'Reilly Automotive, Inc. is or becomes Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 16.8.(C)(i) or in a transaction involving the sale or transfer of O'Reilly Automotive, Inc. of O'Reilly Automotive, Inc. Securities representing 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities to such Person if, and only for so long as, such Person is an Exempt Transferee;

(B)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, or than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company's then outstanding securities; or

(D)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

16.9. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

16.10. "Company" shall mean O'Reilly Automotive, Inc. and, except in determining under Section 16.8. whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.11. "Confidential Information" shall mean any proprietary information of the Company, customers, and suppliers, including trade secrets, policies and procedures, and other business information.

16.12. "Control" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

16.13. "Date of Termination" shall have the meaning set forth in Section 7.2.

16.14. "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

16.15. "Effective Date" shall mean the first date of which a Change of Control has occurred.

16.16. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

16.17. "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

16.18. "Executive" shall mean the individual named in the first paragraph of this Agreement.

16.19. "Exempt Transferee" shall mean any merchant banking or similar investment firm which acquires O'Reilly Automotive, Inc. Securities from O'Reilly Automotive, Inc. in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the Control or management of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.

16.20. "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in the second sentence of Section 6.1. (treating all references in subsection (A) through (G) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in subsection (A), (E), (F) or (G) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A)The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control; or the diminution or adverse alteration in any material adverse respect of such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(B)Any reduction in the Executive's rate of Base Salary or failure by the Company to pay the Executive salary in accordance with any agreement between the Executive and the Company, or any reduction in the Executive's total cash and stock compensation opportunities, including Base Salary and bonus, for any fiscal year to less than 100% of the total cash and stock compensation opportunities made available to him immediately preceding the Change in Control or failure by the Company to provide the Executive with total cash and stock compensation opportunities in accordance with any agreement between the Executive and the Company (for this purpose, such opportunities shall be deemed reduced if the objective standards by which the Executive's incentive compensation measured becomes more stringent, the target amounts of such incentive compensation are reduced, or the amount of such incentive compensation is reduced on a discretionary basis from the amount that would be payable solely by reference to the objectives); or

(C)the relocation of the Executive's principal place of employment to a location more than 40 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(D)the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(E)the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;

(F)the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, dental or disability plans in which the Executive was participating immediately prior to the change in Control or the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

(G) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.l .; for purposes of this Agreement, no such purported termination shall be effective.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

16.21. "Gross-Up Payment" shall have the meaning set forth in Section 6.2.

16.22. "Notice of Termination" shall have the meaning set forth in Section 7.1.

16.23. "O'Reilly Automotive, Inc." shall mean collectively O'Reilly Automotive, Inc. and its wholly owned subsidiaries.

16.24. "O'Reilly Automotive, Inc. Securities" shall mean the securities of the Company owned by O'Reilly Automotive, Inc. as of December 12, 2001.

16.25. "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

16.26. "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(A)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)    the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated , would constitute a Change in Control;

(C)    any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, other than in a transaction involving the sale or transfer by O'Reilly Automotive, Inc. of O'Reilly Automotive, Inc. Securities representing 15% or more of the combined voting power of the Company's then outstanding securities to such Person if, and only for so long as, such Person is an Exempt Transferee; or

(D)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

16.27. "Potential Change in Control Period" shall commence upon the occurrence of a Potential Change in Control and shall lapse immediately following the first to occur of (i) a Change in Control or (ii) the one year anniversary of the occurrence of a Potential Change in Control.

16.28. "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

16.29. "Severance Payments" shall have the meaning set forth in Section 6.1.

16.30. "Tax Counsel" shall have the meaning set forth in Section 6.2.

16.31. "Term" shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

16.32. "Total Payments" shall mean those payments so described in Section 6.2.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

O'Reilly Automotive, Inc.

By:

Name:

Title:

EXECUTIVE

Address

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